UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 11, 2020

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 7.01    REGULATION FD DISCLOSURE.
On February 26, 2019, Ashford Hospitality Trust, Inc. (the “Company”) assumed a loan secured by the Hilton Scotts Valley hotel in Santa Cruz, California, having an outstanding principal amount of $25,327,753.69. The loan has a stated maturity date of March 6, 2025 with a fixed interest rate of 4.661% and fixed monthly payments of $139,503.26.

On December 8, 2020, the Company executed a forbearance agreement for this mortgage loan (the “Scotts Valley Forbearance Agreement”). Terms of the agreement included waiver of: (a) any default arising out of the Company’s failure to pay any interest accrued at the default rate for the period from April 6, 2020 through December 8, 2020 in the aggregate amount of $844,072.00; (b) any default arising out of the Company’s failure to pay late charges due and owing in the aggregate amount of $62,776.44 as of December 3, 2020; (c) any default arising out of the Company’s failure to timely pay the monthly debt service payment amount due on the monthly payment dates occurring in April 2020 through and including December 2020, which past due monthly debt service payment amounts were paid utilizing funds in a capital reserve held by the lender; and (d) any default arising out of Borrower’s failure to make any deposits into reserve accounts on the monthly payment dates of April 2020 through December 2020.

ITEM 8.01    OTHER EVENTS.

On October 29, 2010, the Company obtained a loan secured by the Marriott Crystal Gateway Hotel, in the original principal amount of $105,000,000 (the “Loan”). The Loan has a stated maturity date of November 1, 2020 (the “Maturity Date”) with a fixed interest rate of 6.26% and fixed monthly payments of $647,186.12.

On November 1, 2020, the Company failed to repay the outstanding balance of the Loan due to the occurrence of the stated maturity date. On December 11, 2020, the Company entered into a Loan Modification Agreement with the lender of the Loan, effective November 1, 2020 (the “Gateway Modification Agreement”). Pursuant to the Gateway Modification Agreement, the lender consented to, among other things:

(a) the extension of the Maturity Date to November 1, 2021, provided that the Company has the option to prepay the principal amount in whole, but not in part, upon 60 days prior written notice and the satisfaction of certain other conditions;

(b) the reduction in the original principal amount by $9.0 million payable as follows: (i) $5.0 million on November 1, 2020, (ii) $2.0 million on March 1, 2021, and (iii) $2.0 million on July 21, 2021;

(c) the waiver of the requirement that the Company comply with the debt service coverage ratio (as set forth in the Loan Agreement) through November 1, 2021;

(d) the waiver of the monthly FF&E reserve contributions (for the furniture, fixtures and equipment reserve account generally reserved to finance capital improvements to the property) from October 1, 2020 through March 31, 2021;

(e) the utilization by the Company of up to $5.0 million of FF&E reserve funds as follows: (i) $2.0 million for operating shortfalls through March 31, 2021, (ii) $2.5 million to be funded upon execution of the Gateway Modification Agreement to an interest reserve and applied to debt service for the months of November and December of 2020 and the months of January and February of 2021 (with any excess returned to the FF&E reserve), and (iii) $500,000 for capital expenses and/or tax escrow payments arising and incurred after the date of the Gateway Modification Agreement and prior to July 1, 2021. The Company must replenish the FF&E reserve for such funds utilized by making equal monthly payments commencing on July 1, 2021 with the amount of such monthly payments calculated as the actual amount of such FF&E reserve funds utilized divided by 24;

(f) the waiver of tax reserve deposits from November 1, 2020 through October 1, 2021; and

(g) the waiver of “workout fees” charged by the servicer that would have otherwise been due and owing upon the execution of the Gateway Modification Agreement, provided, however, if the Loan is returned to special servicing status at any time in the future, the lender reserves the right to reinstate and collect the conditionally waived “workout fees,” together with all other fees and expenses allowable under the Loan.

Additionally, pursuant to the Gateway Modification Agreement, the Company agreed to, among other things:

(a) upon execution of the Gateway Modification Agreement: (i) pay the lender a fee of $898,859.54, and (ii) pay monthly special servicing fees calculated at 25 basis points per year on the outstanding principal balance of the Loan from June 4, 2020 until the date that the Loan is no longer managed by the lender as a special serviced loan;

(b) by the 15th day of each month commencing with November 15, 2020, and continuing on the 15th day each month thereafter through March 31, 2021, provide the lender with a certificate pursuant to which the Company shall certify as to the uses of the FF&E reserve funds during the prior month;

(c) by the 15th day of each month commencing with December 15, 2020, and continuing on the 15th day of each month thereafter through March 31, 2021, provide the lender with revised cash flow projections for the following month; and

(d) upon repayment of the Loan, pay $500,000 of accrued but unpaid default interest, the remainder of which shall be waived by the lender at the time of payment in full of the Loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 14, 2020

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary